EXHIBIT 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Charter Power Systems, Inc. and Subsidiaries on Forms S-8 (Registration Nos. 33-31978, 33-71390, 33-86672 and 333-17979) of our reports dated March 14, 1997 on our audits of the consolidated financial statements and financial statement schedule of Charter Power Systems, Inc. and Subsidiaries as of January 31, 1997 and 1996, and for each of the three years in the period ended January 31, 1997, which reports are included in this Annual Report on Form 10-K.




/s/ Coopers & Lybrand L.L.P.
----------------------------

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 29, 1997


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